Exhibit 10.8

Melissa How

ASV LLC

840 Lily Lane

Grand Rapids, MN.

November 29, 2016

Dear Missi,

Subject to your agreement to the terms in the CFO employment agreement we have discussed, dated 10/19/2016, I am pleased to make the following amendments to your current employment letter with ASV LLC, effective as of the date of this letter or as specified.

1.	Salary: Effective October 1, 2016 your annual salary will be $150,000.

2.	In the event that the company terminates your employment for other than Cause, you shall be entitled to receive, upon satisfying the Release Condition, (i) an amount of cash equal to six months of Base Salary, to be paid in installments in accordance with the Company’s regular payroll practices over a six month period; (ii) health plan continuation coverage in accordance with COBRA, and subject to all terms and conditions thereof.

3.	In the event that you have remained in your position as Finance Director of ASV, and fully participated in the business and its activities including any potential transaction (sale or IPO), the following payments will be made: Retention bonus of $20k, payable by March 31st 2017.

4.	In the event that a transaction (sale or IPO) is not completed by September 30, 2017, and only if a transaction has not occurred, and you have remained in your position as Finance Director of ASV, and fully participated in the business and its activities including any potential transaction an additional retention bonus of $20k will be paid on September 30, 2017.

On behalf of ASV LLC.

/s/ Andrew M. Rooke
A.M. Rooke

Managing Member